EXHIBIT 99.1

Antigenics Announces Expansion of Phase 2 Trial in Glioma

Personalized Therapeutic Vaccine to be Studied in Patients With Newly Diagnosed Glioblastoma Multiforme

LEXINGTON, Mass., Oct. 25, 2010 (GLOBE NEWSWIRE) -- Antigenics, Inc. (Nasdaq:AGEN) today announced the expansion of a phase 2 clinical study of HSPPC-96 (Oncophage® vaccine; vitespen), Antigenics' personalized therapeutic cancer vaccine, in patients with newly diagnosed glioma.

"Early results from this trial in the newly diagnosed setting are very encouraging, and we have seen no treatment-related toxicities," said Andrew T. Parsa, MD, PhD, associate professor in the Department of Neurological Surgery at the University of California, San Francisco and lead investigator in the trial now being expanded. "HSPPC-96 is part of an emerging frontier in personalized medicine for the treatment of cancer. Our data has shown that the vaccine triggers an immune response against the patient's cancer."

HSPPC-96 is made from each individual's tumor and contains the 'antigenic fingerprint' of the patient's particular cancer. An antigenic fingerprint is a collection of peptides in a patient's tumor. The body's T-cells read these peptides to coordinate an immune response to the malignant cells.

This personalized therapeutic vaccine is designed to reprogram the body's immune system to target only cancer cells bearing this fingerprint. And, different than vaccines using a single antigen, HSPCC-96 contains many antigens that attack multiple aspects of the tumor and may produce a more robust response.

"I'm excited to expand this trial into multiple centers and enable greater access for patients with limited treatment options who are fighting brain tumors," added Parsa. "Knowing UCSF has recognized this research as one of its top priorities for the university underscores its importance."

The multi-center trial will enroll up to 50 patients and will be open to participation at select brain tumor research centers in the United States, including the National Cancer Institute (NCI)-designated centers for Specialized Programs of Research Excellence (SPORE). Dr. Parsa, and his work in glioma, was recently featured on the "Stand Up To Cancer" benefit and on CNN.com; http://www.cnn.com/2010/HEALTH/09/10/experimental.vaccine.delays.cancer/index.html

"Ensuring the advancement of HSPPC-96 in glioma is an area of primary focus for Antigenics," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "We expect the expansion of this trial to additional centers will enhance patient enrollment and in turn will expedite the completion of this important study so we can move towards a registrational trial as quickly as possible."

About HSPPC-96

Nearly 800 patients in clinical trials throughout North America and Europe have been treated with HSPPC-96 vaccine produced in Antigenics' facility located in Lexington, Massachusetts. Studies with HSPPC-96 have demonstrated efficacy signals in multiple cancers, including melanoma, glioma, colorectal, pancreatic, renal cell carcinoma, gastric cancer and non-Hodgkins lymphoma.

HSPPC-96 is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. HSPPC-96 has been studied in phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in phase 2 trials in recurrent and newly diagnosed glioma.

HSPPC-96 has received fast track and orphan drug designations from the U.S. Food and Drug Administration (FDA) for both kidney cancer and metastatic melanoma as well as orphan drug designation from the EMEA for kidney cancer. In 2009, HSPPC-96 also received orphan drug designations from the FDA and EMEA for glioma.

HSPPC-96 is approved for sale in Russia, under the name Oncophage, for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence.

In April 2009, the World Vaccine Congress named Oncophage as the best therapeutic vaccine.

About The Study

The phase 2 newly diagnosed glioma trial will enroll up to 50 patients. This single-arm, open-label, investigator-initiated trial is designed to evaluate median overall survival, progression-free survival and immunologic response to vaccine treatment. Patients undergo surgery to remove their tumors, which are then used to manufacture their personalized vaccine. According to the protocol, patients receive Temodar(R) concurrently with HSPPC-96.

The trial is supported through grants from the American Brain Tumor Association, Accelerated Brain Cancer Cure, National Brain Tumor Society, and the National Cancer Institute Special Programs of Research Excellence as well as support from Antigenics. Antigenics will assess data from the glioma trials as it matures and is currently assessing potential product registration strategies for HSPPC-96 in this indication in the U.S. and other territories.

About the NIH SPORE

NCI's Translational Research Program is the home of the SPOREs —Specialized Programs of Research Excellence — which are a cornerstone of NCI's efforts to promote collaborative, interdisciplinary translational cancer research. SPORE grants involve both basic and clinical/applied scientists and support projects that will result in new and diverse approaches to the prevention, early detection, diagnosis and treatment of human cancers.

Dr. Parsa initiated the phase 2 clinical trial at UCSF under NCI SPORE funding in 2009. Dr. Parsa has not received any financial support or travel expense reimbursement from Antigenics. Dr. Parsa does not have an equity interest in Antigenics or other financial relationship with the company

About Brain Tumors

The National Cancer Institute estimates that 22,020 tumors of the brain and spinal cord cancers will be diagnosed during 2010 in the United States, and approximately 12,140 people would die from these tumors. Primary malignant brain tumors are uniformly fatal, and the five-year survival rate for the highest grade of malignant glial neoplasm, glioblastoma multiforme, is less than 2 percent. Brain and spinal cord tumors account for about 1 percent of all cancers and 2 percent of all cancer-related deaths.

About UCSF

UCSF is a leading university dedicated to promoting health worldwide through advanced biomedical research, graduate-level education in the life sciences and health professions, and excellence in patient care. For further information, visit www.ucsf.edu.

About Antigenics

Antigenics (Nasdaq:AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

The Antigenics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

This press release contains forward-looking statements, including without limitation statements regarding trial enrollment expectations, availability of data and registrational strategies, the potential of Oncophage to improve overall survival and the potential advantage of Oncophage in effectively generating an immune response. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that the results of the phase 2 trials of Oncophage in glioma may be unfavorable; even if the results from these trials are positive, significant additional trials, the outcome of which are uncertain, would be required before submitting an application for marketing approval; decisions by physicians, patients, and regulatory agencies; and the factors described under the Risk Factors section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended June 30, 2010. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward- looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.

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